Exhibit 2.1

ASSET PURCHASE AGREEMENT

     This Asset Purchase Agreement, dated as of November 7, 2004, is by and among Lernerville Speedway, Inc., a corporation organized under the Commonwealth of Pennsylvania (the “Company”), Helen W. Martin (“Martin”), Donny Martin-Roenigk (“DMR”), and Patty Martin-Roenigk (“PMR”), and Boundless Racing, Inc., a Texas corporation (“Purchaser”), and a wholly-owned subsidiary of Boundless Motor Sports Racing, Inc., a Colorado corporation (“Parent”). Martin, DMR and PMR are sometimes collectively referred to herein as the “Martin Group”.

W I T N E S S E T H :

     WHEREAS, the Company and Martin (collectively, the “Sellers”) desire to sell, and Purchaser desires to purchase, substantially all of the assets of the Company and the real estate owned by Martin and used by the Company, as more specifically described on Exhibit A-1 attached hereto (the “Martin Real Estate”);

     NOW, THEREFORE, in consideration of the mutual representations, warranties and covenants herein contained, and on the terms and subject to the conditions herein set forth, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITION

     Section 1.1. Definitions. As used in this Agreement, the following terms shall have the meanings set forth in Exhibit A attached hereto:

ARTICLE II
PURCHASE AND SALE

     Section 2.1. Purchase and Sale of Assets. Subject to and upon the terms and conditions contained herein, at the Closing, Sellers shall sell, transfer, assign, convey and deliver to Purchaser, free and clear of all security interests, liens, claims and encumbrances (excluding the Mortgage (as defined below), and Purchaser shall purchase, accept and acquire from Sellers, the Assets.

     Section 2.2. Purchase Price.

     (a) Total Purchase Price. The total purchase price for the Assets shall be $3,240,000 (the “Purchase Price”), which Purchase Price shall be payable as follows:

(i)	$500,000 of which shall be payable by wire transfer of immediately available funds at the Closing (the “Closing Cash Consideration”);

(ii)	$110,000 shall be payable by wire transfer of immediately available funds on or prior to May 30, 2005, $3,500 of which shall be deemed to be interest;

(iii)	$110,000 shall be payable by wire transfer of immediately available funds on or prior to October 30, 2005, $6,500 of which shall be deemed to be interest;

(iv)	$110,000 shall be payable by wire transfer of immediately available funds on or prior to May 30, 2006, $12,000 of which shall be deemed to be interest;

(v)	$110,000 shall be payable by wire transfer of immediately available funds on or prior to May 30, 2007, $18,000 of which shall be deemed to be interest; and

(vi)	the remaining $2,300,000 shall be payable pursuant to the terms of a promissory note, in substantially the form of Exhibit B attached hereto (the “Promissory Note”).

     (b) Mortgage. In addition, payment of the four $110,000 payments required in subsections (ii) (iii), (iv) and (v) of Section 2.2(a) above, as well as the Promissory Note, shall be secured by a mortgage on the Facility, in the form of Exhibit C attached hereto (the “Mortgage”), and shall be guaranteed by Parent, which Guaranty shall be in the form of Exhibit D attached hereto (the “Guaranty”).

     (c) Assumed Liabilities. In addition, at the Closing, Purchaser shall assume the Assumed Liabilities, it being acknowledged and agreed that, except for the Assumed Liabilities, Purchaser shall not assume or agree to pay, perform or discharge any liabilities or obligations of the Company or of Martin, whether accrued, absolute, contingent or otherwise.

     (d) Allocation of Purchase Price. The above purchase price shall be allocated among the Assets as reasonably determined by Purchaser, such allocation to be made as provided in Section 1060 of the Internal Revenue Code of 1986 (the “Code”). Purchaser and the Sellers shall each file Form 8594 (Asset Acquisition Statement Under Section 1060) on a timely basis reporting the allocation of such purchase price consistent with the above allocation

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
AND THE MARTIN GROUP

     The Company and each member of the Martin Group jointly and severally represent and warrant that the following are true and correct as of the date hereof and will be true and correct through the Closing Date as if made on that date (all Schedules referenced in this Article III are contained in the Disclosure Schedule of the Company and the Martin Group, of even date herewith):

     Section 3.1. Organization and Good Standing; Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, with all requisite corporate power and authority to carry on the business in which it is engaged, to own the properties it owns, to execute and deliver this Agreement and the other documents, instruments and agreements contemplated hereby (this Agreement, together with such other documents, instruments and agreements, are sometimes collectively referred to herein as the “Transaction Documents”) and to consummate the transactions contemplated by the Transaction Documents. The Company is duly qualified and licensed to do business and is in good standing in all jurisdictions where the nature of its business makes such qualification necessary. The Company does not own, directly or indirectly, any of the capital stock of any other corporation or any equity, profit sharing, participation or other interest in any corporation, partnership, joint venture or other entity.

     Section 3.2. Corporate Records. The copies of the Articles of Incorporation and Bylaws of the Company (each as amended to date) that have been delivered to Purchaser are true, correct and complete copies thereof, as in effect on the date hereof. The minute books of the Company, copies of which have been delivered to Purchaser, contain accurate minutes of all meetings of, and accurate consents to all actions taken without meetings by, the Board of Directors (and any committees thereof) and the shareholders of the Company since the formation of the Company.

     Section 3.3. Authorization and Validity. The execution, delivery and performance by the Company of the Transaction Documents, and the consummation of the transactions contemplated by the Transaction Documents, have been duly authorized by the Company. The Transaction Documents have been or will be as of the Closing Date duly executed and delivered by the Company and the Martin Group and constitute or will constitute the legal, valid and binding obligations of the Company and the Martin Group, enforceable against the Company and the Martin Group in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally or the availability of equitable remedies.

     Section 3.4. No Violation. Neither the execution, delivery or performance of the Transaction Documents nor the consummation of the transactions contemplated by the Transaction Documents will (i) conflict with, or result in a violation or breach of the terms, conditions or provisions of, or constitute a default under, the Articles of Incorporation or Bylaws of the Company or any agreement, indenture or other instrument under which the Company or a member of the Martin Group is bound or to which any of the Assets are subject, or result in the creation or imposition of any security interest, lien, charge or encumbrance upon any of the Assets or (ii) violate or conflict with any judgment, decree, order, statute, rule or regulation of any court or any public, governmental or regulatory agency or body having jurisdiction over the Company, the Martin Group or the Assets.

     Section 3.5. Consents. No consent, authorization, approval, permit or license of, or filing with, any governmental or public body or authority, any lender or lessor or any other person or entity is required to authorize, or is required in connection with, the execution, delivery and performance of the Transaction Documents.

     Section 3.6. Financial Statements. The Company has furnished to Purchaser the Company’s unaudited balance sheets and income statements for the twelve-month periods ended December 31, 2002 and 2003, as well as unaudited balance sheets and income statements for the nine-month period ended September 30, 2004 (collectively, the “Financial Statements”). The Financial Statements are in accordance with the books and records of the Company, fairly present the financial condition and results of operations of the Company as of the dates and for the periods indicated and have been prepared in conformity with generally accepted accounting principles applied on a consistent basis with prior periods.

     Section 3.7. Liabilities and Obligations. The Financial Statements reflect all liabilities of the Company, accrued, contingent or otherwise (known or unknown and asserted or unasserted), arising out of transactions effected or events occurring on or prior to the date hereof. Except as set forth in the Financial Statements, the Company is not liable upon or with respect to, or obligated in any other way to provide funds in respect of or to guarantee or assume in any manner, any debt, obligation or dividend of any person, corporation, association, partnership, joint venture, trust or other entity, and neither the Company nor the Martin Group knows of no basis for the assertion of any other claims or liabilities of any nature or in any amount.

     Section 3.8. Employee Matters. The Company has not had any employees since November 30, 2003.

     Section 3.9. Employee Benefit Plans. During the past three years, there have been no employee benefit plans (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) sponsored by the Company or to which the Company contributes on behalf of its employees.

     Section 3.10. Absence of Certain Changes. Since August 31, 2004, the Company has not: (i) suffered any material adverse change, whether or not caused by any deliberate act or omission of the Company, in its condition (financial or otherwise), operations, assets, liabilities, business or prospects; (ii) contracted for the purchase of any capital assets having a cost in excess of $5,000 or paid any capital expenditures in excess of $5,000; (iii) incurred any indebtedness for borrowed money or issued or sold any debt securities; (iv) incurred or discharged any liabilities or obligations except in the ordinary course of business; (v) paid any amount on any indebtedness prior to the due date, forgiven or cancelled any debts or claims or released or waived any rights or claims; (vi) mortgaged, pledged or subjected to any security interest, lien, lease or other charge or encumbrance any of its properties or assets; (vii) suffered any damage or destruction to or loss of any assets (whether or not covered by insurance) that has materially and adversely affected, or could materially and adversely affect, its business; (viii) acquired or disposed of any assets except in the ordinary course of business; (ix) written up or written down the carrying value of any of its assets; (x) changed the costing system or depreciation methods of accounting for its assets; (xi) waived any material rights or forgiven any material claims; (xii) lost or terminated any employee, customer or supplier, the loss or termination of which has materially and adversely affected, or could materially and adversely affect, its business or assets; (xiii) increased the compensation of any director or officer; (xiv) increased the compensation of any employee except in the ordinary course of business; (xv) made any payments to or loaned any money to any person or entity referred to in Section 3.24; (xvi) formed or acquired or disposed of any interest in any corporation, partnership, joint venture or other entity; (xvii)

redeemed, purchased or otherwise acquired, or sold, granted or otherwise disposed of, directly or indirectly, any of its capital stock or securities or any rights to acquire such capital stock or securities, or agreed to change the terms and conditions of any such rights; (xviii) entered into any agreement with any person or group, or modified or amended in any material respect the terms of any such existing agreement except in the ordinary course of business; (xix) entered into, adopted or amended any Employee Benefit Plan; or (xx) entered into any other commitment or transaction or experienced any other event that is material to this Agreement or to any of the other agreements and documents executed or to be executed pursuant to this Agreement or to the transactions contemplated hereby or thereby, or that has materially and adversely affected, or could materially and adversely affect, the condition (financial or otherwise), operations, assets, liabilities, business or prospects of the Company.

     Section 3.11. Title; Leased Assets.

     (a) Real Property. A description of all interests in real property owned by Sellers (collectively, the “Real Property”) is set forth in Schedule 3.11(a). Except as set forth in Schedule 3.11(a), Sellers have good, valid and indefeasible title to all the Real Property. The Real Property and the leased real property referred to in Section (c) below constitute the only real property used in the conduct of the Company’s business. Upon consummation of the transactions contemplated hereby, Purchaser shall receive good, valid and marketable title to the Real Property free and clear of all liens, claims and encumbrances other than those described in Schedule 3.11(a). Except for the Martin Real Property and the leases described below, the Company owns all the assets utilized in its business.

     (b) Personal Property. A description of all tangible and intangible personal property owned by the Company (collectively, the “Personal Property”) is set forth in Schedule 3.11(b). Except as set forth in Schedule 3.11(b), the Company has good, valid and marketable title to all the Personal Property. Upon consummation of the transactions contemplated hereby, Purchaser shall receive good, valid and marketable title to the Personal Property free and clear of all security interests, liens, claims and encumbrances other than those described in Schedule 3.11(b).

     (c) Leases. A list and brief description of all leases of real and personal property to which the Company is a party (or which Martin is a Party with respect to the Martin Real Property), either as lessor or lessee, are set forth in Schedule 3.11 (c). All such leases are valid and enforceable in accordance with their respective terms except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally or the availability of equitable remedies.

     (d) Right to Use Assets. The Company owns, leases or otherwise possesses a transferable right to use all assets used in the conduct of its business, and except for the Excluded Assets, will transfer all of such rights to Purchaser at Closing.

     Section 3.12. Commitments.

     (a) Commitments; Defaults. The Company has not entered into, nor are the Assets or the business of the Company bound by, whether or not in writing, any: (i) partnership or joint venture agreement; (ii) deed of trust or other security agreement; (iii) guaranty or suretyship, indemnification or contribution agreement or performance bond; (iv) employment, consulting or compensation agreement or arrangement, including the election or retention in office of any director or officer; (v) labor or collective bargaining agreement; (vi) debt instrument, loan agreement or other obligation relating to indebtedness for borrowed money or money lent or to be lent to another; (vii) deed or other document evidencing an interest in or contract to purchase or sell real property; (viii) agreement with dealers or sales or commission agents, public relations or advertising agencies, accountants or attorneys; (ix) lease of real or personal property, whether as lessor, lessee, sublessor or sublessee; (x) agreement between the Company and/or the Martin Group or any of their affiliates; (xi) agreement relating to any material matter or transaction in which an interest is held by a person or entity that is an affiliate of the Company; (xii) any agreement for the acquisition of services, supplies, equipment or other personal property and involving more than $5,000 in the aggregate; (xiii) powers of attorney; (xiv) contracts containing noncompetition covenants; (xv) agreement relating to any material matter or transaction in which an interest is held by any person or entity referred to in Section 3.30; or (xvi) any other agreement or commitment not made in the ordinary course of business or that is material to the business or financial condition of the Company.

     All of the foregoing are hereinafter collectively referred to as the “Commitments.” True, correct and complete copies of the written Commitments, and true, correct and complete written descriptions of the oral Commitments, have heretofore been delivered or made available to Purchaser. There are no existing defaults, events of default or events, occurrences, acts or omissions that, with the giving of notice or lapse of time or both, would constitute defaults by Seller, and no penalties have been incurred nor are amendments pending, with respect to the Commitments, except as described in Schedule 3.12(a). The Commitments are in full force and effect and are valid and enforceable obligations of the parties thereto in accordance with their respective terms, and no defenses, off-sets or counterclaims have been asserted or, to the best knowledge of the Company, may be made by any party thereto, nor has the Company waived any rights thereunder. Neither the Company nor the Martin Group have received notice of any default with respect to any Commitment.

     (b) No Cancellation or Termination of Commitment. The Company has not received notice of any plan or intention of any other party to any Commitment to exercise any right to cancel or terminate any Commitment or agreement, and the Company knows of no fact that would justify the exercise of such a right. The Company does not currently contemplate, or have reason to believe any other person or entity currently contemplates, any amendment or change to any Commitment. None of the customers or suppliers of the Company has refused, or communicated that it will or may refuse, to purchase or supply goods or services, as the case may be, or has communicated that it will or may substantially reduce the amounts of goods or services that it is willing to purchase from, or sell to, the Company.

     Section 3.13. Adverse Agreements. The Company is not a party to any agreement or instrument or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree, rule or regulation that materially and adversely affects, or so far as the Company can now foresee, may in the future materially and adversely affect, the condition (financial or otherwise), operations, assets, liabilities, business or prospects of the Company.

     Section 3.14. Insurance. The Company and Martin (with respect to the Martin Real Property) carry property, liability, workers’ compensation and such other types of insurance as is customary in the Company’s industry. A list and brief description of all insurance policies of the Company and Martin (with respect to the Martin Real Property) are set forth in Schedule 3.14. All of such policies are valid and enforceable policies, issued by insurers of recognized responsibility in amounts and against such risks and losses as is customary in the Company’s industry. Such insurance shall be outstanding and duly in force without interruption up to and including the Closing Date.

     Section 3.15. Patents, Trademarks, Service Marks and Copyrights.

     (a) Ownership. The Company owns all patents, trademarks, service marks and copyrights, if any, necessary to conduct its business, or possesses adequate licenses or other rights, if any, therefor, without conflict with the rights of others. Set forth in Schedule 3.15 is a true and correct description of the following (“Proprietary Rights”): (i) all trademarks, trade names, service marks and other trade designations, including common law rights, registrations and applications therefor, and all patents, copyrights and applications currently owned, in whole or in part, by the Company with respect to the Assets and the Company’s business, and all licenses, royalties, assignments and other similar agreements relating to the foregoing to which the Company is a party (including expiration date if applicable); and (ii) all agreements relating to technology, know-how or processes that the Company is licensed or authorized to use by others, or which it licenses or authorizes others to use.

     (b) Conflicting Rights of Third Parties. The Company has the sole and exclusive right to use the Proprietary Rights without infringing or violating the rights of any third parties. No consent of third parties will be required for the transfer thereof to Purchaser or the use thereof by Purchaser upon consummation of the transactions contemplated hereby and the Proprietary Rights are freely transferable. No claim has been asserted by any person to the ownership of or right to use any Proprietary Right or challenging or questioning the validity or effectiveness of any license or agreement constituting a part of any Proprietary Right, and the Company knows of no valid basis for any such claim. Each of the Proprietary Rights is valid and subsisting, has not been cancelled, abandoned or otherwise terminated and, if applicable, has been duly issued or filed.

     (c) Claims of Other Persons. The Company has no knowledge of any claim that, or inquiry as to whether, any product, activity or operation of the Company infringes upon or involves, or has resulted in the infringement of, any proprietary right of any other person, corporation or other entity; and no proceedings have been instituted, are pending or are threatened that challenge the rights of the Company with respect thereto. The Company has not given and is not bound by any agreement of indemnification for any Proprietary Right as to any property used or sold by the Company.

     Section 3.16. Trade Secrets and Customer Lists. The Company has the right to use, free and clear of any claims or rights of others, all trade secrets, customer lists and proprietary information required for the marketing of all merchandise and services formerly or presently sold or marketed by the Company. The Company is not using or in any way making use of any confidential information or trade secrets of any third party, including without limitation any past or present employee of the Company.

     Section 3.17. Taxes.

     (a) Filing of Tax Returns and Payment of Taxes. The Company has duly and timely filed with the appropriate governmental agencies all income, excise, corporate, franchise, property, sales, use, payroll, withholding and other tax returns (including information returns) and reports required to be filed by the United States or any state or any political subdivision thereof or any foreign jurisdiction. All such tax returns or reports are complete and accurate and properly reflect the taxes of the Company for the periods covered thereby. The Company has paid or accrued all taxes, penalties and interest that have become due with respect to any returns that it has filed and any assessments of which it is aware. The Company is not delinquent in the payment of any tax, assessment or governmental charge.

     (b) No Pending Deficiencies, Delinquencies, Assessments or Audits. No tax deficiency or delinquency has been asserted against the Company (or against Martin with respect to the Martin Real Property). There is no unpaid assessment, proposal for additional taxes, deficiency or delinquency in the payment of any of the taxes of the Company or Martin that could be asserted by any taxing authority. There is no taxing authority audit of the Company pending or threatened, and the results of any completed audits are properly reflected in the Financial Statements. The Company has not granted an extension to any taxing authority of the limitation period during which any tax liability may be assessed or collected.

     (c) All Withholding Requirements Satisfied. All monies required to be withheld by the Company and paid to governmental agencies for all income, social security, unemployment insurance, sales, excise, use, and other taxes have been (i) collected or withheld and either paid to the respective governmental agencies or set aside in accounts for such purpose or (ii) properly reflected in the Financial Statements.

     Section 3.18. Compliance with Laws. Sellers have complied with all laws, regulations and licensing requirements and has filed with the proper authorities all necessary statements and reports. There are no existing violations by the Sellers of any federal, state or local law or regulation that could affect the property or business of the Company. The Company possesses all necessary licenses, franchises, permits and governmental authorizations to conduct its business as now conducted.

     Section 3.19. Finder’s Fee. Neither the Company nor the Martin Group has incurred any obligation for any finder’s, broker’s or agent’s fee in connection with the transactions contemplated by the Transaction Documents.

     Section 3.20. Litigation. There are no legal actions or administrative proceedings or investigations instituted, or to the best knowledge of the Company and the Martin Group threatened, against or affecting, or that could affect, the Company, any of the Assets, or the business of the Company. Neither the Company nor Martin are (i) subject to any continuing court or administrative order, writ, injunction or decree applicable specifically to the Company or Martin, to the Company’s business, operations or employees, or to the Assets or (ii) in default with respect to any such order, writ, injunction or decree. Neither the Company nor the Martin Group know of any basis for any such action, proceeding or investigation.

     Section 3.21. Accuracy of Information Furnished. All information furnished to Purchaser by the Company and the Martin Group hereby or in connection with the transactions contemplated hereby is true, correct and complete in all respects. Such information states all facts required to be stated therein or necessary to make the statements therein, in light of the circumstances under which such statements are made, true, correct and complete.

     Section 3.22. Inventory. All of the inventory included in the Assets is in good, current, standard and merchantable condition and is not obsolete or defective. The Company has presently, and at the Closing Date will have, the types and quantities of inventories appropriate, taken as a whole, to conduct its business consistently with past practices.

     Section 3.23. Books of Account. The books of account of the Company have been kept accurately in the ordinary course of business, the transactions entered therein represent bona fide transactions and the revenues, expenses, assets and liabilities of the Company have been properly recorded in such books.

     Section 3.24. Ownership Interests of Interested Persons. No officer, supervisory employee, director or shareholder of the Company, or their respective spouses or children, owns directly or indirectly, on an individual or joint basis, any material interest in, or serves as an officer or director of, any customer or supplier of the Company, or any organization that has a material contract or arrangement with the Company.

     Section 3.25. Environmental Matters. Neither the Company nor any of the Assets are currently in violation of, or subject to any existing, pending or threatened investigation or inquiry by any governmental authority or to any remedial obligations under, any laws or regulations pertaining to health or the environment (hereinafter sometimes collectively called “Environmental Laws”), and this representation and warranty would continue to be true and correct following disclosure to the applicable governmental authorities of all relevant facts, conditions and circumstances, if any, pertaining to the Assets. To the best knowledge of the Company and the Martin Group, the Assets have never been used in a manner that would be in violation of any of the Environmental Laws. Neither the Company (nor Martin with respect to the Real Property) has obtained or is required to obtain, and neither the Company nor the Martin Group has any knowledge of any reason Purchaser will be required to obtain, any permits, licenses or similar authorizations to construct, occupy, operate or use any buildings, improvements, fixtures and equipment owned or leased by the Company by reason of any Environmental Laws. To the best knowledge of the Company and the Martin Group, none of the Assets are on any federal or state “Superfund” list or subject to any environmentally related liens. The Company has provided to Purchaser a Phase I environmental study on the Real Property, a copy of which is attached hereto as Schedule 3.25.

     Section 3.26. Certain Payments. To the best knowledge of the Company and the Martin Group, neither the Company nor any director, officer or employee of the Company has paid or caused to be paid, directly or indirectly, in connection with the business of the Company: (i) to any government or agency thereof or any agent of any supplier or customer any bribe, kick-

back or other similar payment; or (b) any contribution to any political party or candidate (other than from personal funds of directors, officers or employees not reimbursed by their respective employers or as otherwise permitted by applicable law).

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser represents and warrants that the following are true and correct as of the date hereof and will be true and correct through the Closing Date as if made on that date:

     Section 4.1. Organization and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, with all requisite power and authority to carry on the business in which it is engaged, to own the properties it owns, to execute and deliver the Transaction Documents and to consummate the transactions contemplated by the Transaction Documents.

     Section 4.2. Authorization and Validity. The execution, delivery and performance by Purchaser of the Transaction Documents, and the consummation of the transactions contemplated by the Transaction Documents, have been duly authorized by Purchaser. The Transaction Documents have been or will be as of the Closing Date duly executed and delivered by Purchaser and constitute or will constitute (as the case may be) legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally or the availability of equitable remedies.

     Section 4.3. No Violation. Neither the execution, delivery or performance of the Transaction Documents nor the consummation of the transactions contemplated by the Transaction Documents will (i) conflict with, or result in a violation or breach of the terms, conditions and provisions of, or constitute a default under, the Articles of Incorporation or Bylaws of Purchaser or any agreement, indenture or other instrument under which Purchaser is bound or (ii) violate or conflict with any judgment, decree, order, statute, rule or regulation of any court or any public, governmental or regulatory agency or body having jurisdiction over Purchaser or the properties or assets of Purchaser.

     Section 4.4. Consents. No consent, authorization, approval, permit or license of, or filing with, any governmental or public body or authority, any lender or lessor or any other person or entity is required to authorize, or is required in connection with, the execution, delivery and performance of the Transaction Documents on the part of Purchaser.

     Section 4.5. Financial and Related Information. Parent is a publicly-traded corporation. Parent has furnished to Shareholder copies of all filings made by Parent with the Securities and Exchange Commission under the Exchange Act (the “Exchange Act”), since January 1, 2000 (collectively, the “SEC Filings”). The SEC Filings comply in all material respects with the requirements of the Exchange Act, and as of their respective filing dates, no SEC Filing contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     Section 4.6. Compliance with Laws. Purchaser has complied with all laws, regulations and licensing requirements and has filed with the proper authorities all necessary statements and reports. There are no existing violations by Purchaser of any federal, state or local law or regulation that could affect the property or business of Purchaser.

     Section 4.7. Finder’s Fee. Purchaser has not incurred any obligation for any finder’s, broker’s or agent’s fee in connection with the transactions contemplated by the Transaction Documents.

     Section 4.8. Litigation. There are no legal actions or administrative proceedings or investigations instituted, or to the best knowledge of Purchaser threatened, against or affecting, or that could affect, Purchaser or the business of Purchaser. Purchaser is not (a) subject to any continuing court or administrative order, writ, injunction or decree applicable specifically to Purchaser or to its business, assets, operations or employees or (ii) in default with respect to any such order, writ, injunction or decree. Purchaser does not know of any basis for any such action, proceeding or investigation.

ARTICLE V
COVENANTS OF THE COMPANY AND THE MARTIN GROUP

     Seller and each member of the Martin Group, jointly and severally, agree that between the date hereof and the Closing:

     Section 5.1. Consummation of Agreement. Seller and each member of the Martin Group shall use their respective best efforts to cause the consummation of the transactions contemplated hereby in accordance with their terms and conditions.

     Section 5.2. Business Operations. The Company shall operate its business in the ordinary course and will not introduce any new method of management or operation. The Company shall use its best efforts to preserve the business of the Company intact, to retain its present customers and suppliers so that they will be available to Purchaser after the Closing. The Company shall not take any action that could adversely affect the condition (financial or otherwise), operations, assets, liabilities, business or prospects of the Company without the prior written consent of Purchaser or take or fail to take any action that would cause or permit the representations made in Article III to be inaccurate at the time of Closing or preclude the Company from making such representations and warranties at the Closing.

     Section 5.3. Access. The Company shall permit Purchaser and its authorized representatives full access to, and make available for inspection, all of the assets and business of the Company, including its employees, customers and suppliers, and permit Purchaser and its authorized representatives to inspect and make copies of all documents, records and information with respect to the affairs of the Company as Purchaser and its representatives may request, all for the sole purpose of permitting Purchaser to become familiar with the business and assets and liabilities of the Company.

     Section 5.4. Material Change. The Company and the Martin Group shall promptly inform Purchaser in writing of any material adverse change in the condition (financial or otherwise), operations, assets, liabilities, business or prospects of the Company.

Notwithstanding the disclosure to Purchaser of any such material adverse change, the Company shall not be relieved of any liability for, nor shall the providing of such information by the Company to Purchaser be deemed a waiver by Purchaser of, the breach of any representation or warranty of the Company or the Martin Group contained in this Agreement.

     Section 5.5. Approvals of Third Parties. The Company and the Martin Group shall use their respective best efforts to secure, as soon as practicable after the date hereof, all necessary approvals and consents of third parties to the consummation of the transactions contemplated hereby.

     Section 5.6. Contracts. Except with Purchaser’s prior written consent, the Company shall not waive any right or cancel any contract, debt or claim nor will it assume or enter into any contract, lease, license, obligation, indebtedness, commitment, purchase or sale except in the ordinary course of business.

     Section 5.7. Capital Assets; Payments of Liabilities. The Company shall not, without the prior written approval of Purchaser (i) acquire or dispose of any capital asset having an initial cost of $5,000 or more or (ii) discharge or satisfy any lien or encumbrance or pay or perform any obligation or liability other than (a) liabilities and obligations reflected in the Financial Statements or (b) current liabilities and obligations incurred in the usual and ordinary course of business of the Company since August 31, 2004 and, in either case (a) or (b) above, only as required by the express terms of the agreement or other instrument pursuant to which the liability or obligation was incurred.

     Section 5.8. Mortgages, Liens and Guaranties. The Company shall not, without the prior written approval of Purchaser, enter into or assume any mortgage, pledge, conditional sale or other title retention agreement, permit any security interest, lien, encumbrance or claim of any kind to attach to any of its assets, whether now owned or hereafter acquired, or guarantee or otherwise become contingently liable for any obligation of another, except obligations arising by reason of endorsement for collection and other similar transactions in the ordinary course of business, or make any capital contribution or investment in any corporation, business or other person.

     Section 5.9. No Negotiation with Others. Neither the Company nor any member of the Martin Group shall solicit or participate in negotiations with (and the Company and the Martin Group shall use their respective best efforts to prevent any affiliate, shareholder, director, officer, employee or other representative or agent of the Company or the Martin Group from negotiating with, soliciting or participating in negotiations with) any third party with respect to the sale of the business of the Company, the sale or leasing of the Martin Real Property or any transaction inconsistent with those contemplated by the Transaction Documents.

ARTICLE VI
PURCHASER’S COVENANTS

     Purchaser agrees that between the date hereof and the Closing:

     Section 6.1. Consummation of Agreement. Purchaser shall use its best efforts to cause the consummation of the transactions contemplated hereby in accordance with their terms and conditions.

ARTICLE VII
PURCHASER’S CONDITIONS PRECEDENT

     Except as may be waived in writing by Purchaser, the obligations of Purchaser hereunder are subject to the fulfillment at or prior to the Closing Date of each of the following conditions:

     Section 7.1. Representations and Warranties. The representations and warranties of the Company and the Martin Group contained herein shall have been true and correct in all respects when initially made and shall be true and correct in all respects as of the Closing Date; and Purchaser shall have received a certificate of the Martin Group and the President of the Company, dated as of the Closing Date, to the foregoing effect.

     Section 7.2. Covenants and Conditions. Seller and the Martin Group shall have performed and complied with all covenants and conditions required by this Agreement to be performed and complied with by the Company and the Martin Group prior to the Closing Date; and Purchaser shall have received a certificate of the Martin Group and the Company’s President, dated as of the Closing Date, to the foregoing effect.

     Section 7.3. Proceedings. No action, proceeding or order by any court or governmental body or agency shall have been threatened orally or in writing, asserted, instituted or entered to restrain or prohibit the carrying out of the transactions contemplated hereby.

     Section 7.4. No Material Adverse Change. No material adverse change in the condition (financial or otherwise), operations, assets, liabilities, business or prospects of the Company shall have occurred since the date of the most recent unaudited balance sheet included in the Financial Statements, whether or not such change shall have been caused by the deliberate act or omission of the Company or the Martin Group.

     Section 7.5. Due Diligence Review. Purchaser shall have completed a due diligence review of the Assets and of the business, operations and financial statements of the Company, the results of which shall be satisfactory to Purchaser in its sole discretion.

     Section 7.6. Consents. Purchaser shall have received all approvals, consents and waivers from third parties which, in the view of Purchaser’s counsel are necessary or desireable to be obtained prior the consummation of the transactions contemplated herein.

     Section 7.7. Closing Deliveries. Purchaser shall have received all documents, in form satisfactory to Purchaser and its counsel, referred to in Section 9.1 below.

ARTICLE VIII
CONDITIONS PRECEDENT OF THE COMPANY AND THE MARTIN GROUP

     Except as may be waived in writing by the Company and the Martin Group, the obligations of the Company and the Martin Group hereunder are subject to fulfillment at or prior to the Closing Date of each of the following conditions:

     Section 8.1. Representations and Warranties. The representations and warranties of Purchaser contained herein shall be true and correct in all respects as of the Closing Date; and Purchaser shall have delivered to the Company and the Martin Group a certificate of Purchaser’s President, dated as of the Closing Date, to the foregoing effect.

     Section 8.2. Covenants and Conditions. Purchaser shall have performed and complied in all material respects with all covenants and conditions required by this Agreement to be performed and complied with by it prior to the Closing Date; and Purchaser shall have delivered to the Company and the Martin Group a certificate of Purchaser’s President, dated as of the Closing Date, to the foregoing effect.

     Section 8.3. Proceedings. No action, proceeding or order by any court or governmental body or agency shall have been threatened in writing, asserted, instituted or entered to restrain or prohibit the carrying out of the transactions contemplated hereby.

     Section 8.4. Deliveries of Purchaser. Seller or the Martin Group, as the case may be, shall have received all documents, in form satisfactory to them and their counsel, referred to in Section 9.2 below.

ARTICLE IX
CLOSING DELIVERIES

     Section 9.1. Deliveries of the Company and the Martin Group. At the Closing, the Company and the Martin Group (as applicable) shall deliver to Purchaser the following, all of which shall be in a form satisfactory to counsel to Purchaser:

     (a) a bill of sale conveying the Personal Property to Purchaser, in the form of Exhibit D attached hereto;

     (b) a deed, in a form satisfactory to counsel for Purchaser, conveying each item of Real Property to Purchaser, together with the standard form owner’s title insurance policy for each item of Real Property insuring Purchaser that good, valid and indefeasible title to such item of Real Property is vested in Purchaser, subject only to standard form exclusions and to the Mortgage;

     (c) Martin will grant and deliver to Purchaser a perpetual easement across a parcel of land owned by Martin along Route 356 in order to afford Purchaser access across such parcel to the Martin Real Estate and the Facility;

     (d) a general Assignment and Assumption Agreement in the form attached as Exhibit E attached hereto (the “Assignment and Assumption Agreement”);

     (e) a Contract Assignment and Assumption Agreement, in the form of Exhibit F attached hereto, for each contract and agreement included in the Assets (collectively, the “Contract Assignment Agreements”);

     (f) a copy of resolutions of the Board of Directors of the Company authorizing the execution, delivery and performance of the Transaction Documents, as certified by the Secretary of the Company as being true and correct copies of the originals thereof subject to no modifications or amendments;

     (g) the certificates described in Sections 7.1 and 7.2 above;

     (h) a certificate, dated within thirty days of the Closing Date, of the Commonwealth of Pennsylvania establishing that the Company is in existence, has paid all franchise taxes and otherwise is in good standing to transact business in its state of incorporation;

     (i) all authorizations, consents, approvals, permits and licenses referenced in Section 3.5;

     (j) an executed five-year Noncompetition Agreement among Purchaser, the Company and the Martin Group in the form attached as Exhibit H (the “Noncompetition Agreement”); and

     (k) such other instrument or instruments of transfer as shall be necessary or appropriate, as Purchaser or its counsel shall reasonably request, to vest in Purchaser good and marketable title to the Assets that are personal property and good and indefeasible title to the Assets that are real property, subject to the Mortgage.

     Section 9.2. Deliveries of Purchaser. At the Closing, Purchaser shall deliver to Seller:

     (a) the Closing Cash Consideration, less any amounts mutually agreed to by Purchaser and the Company which are necessary to repair any Asset which is not in good condition and repair as of the Closing Date;

     (b) the Promissory Note;

     (c) the Guaranty;

     (d) the Mortgage;

     (e) Lease Assignment;

     (f) the Assignment and Assumption Agreement;

     (g) the Contract Assignment Agreements;

     (h) the Noncompetition Agreement;

     (i) a copy of the resolutions of Purchaser authorizing the execution, delivery and performance of the Transaction Documents, as certified by Purchaser’s Secretary as being true and correct copies of the originals thereof subject to no modifications or amendments;

     (j) the certificates described in Sections 8.1 and 8.2 above; and

     (k) a certificate, dated within thirty days of the Closing Date, of the Secretary of State of Texas, establishing that Purchaser is in existence, has paid all state taxes and otherwise is in good standing to transact business in such state.

     Section 9.3. Prorations and Certain Closing Expenses.

     (a) Real property ad valorem and property taxes, personal property taxes and utility charges, if any, shall be prorated to the Closing, based upon actual days involved. Martin shall be responsible for all ad valorem taxes for any period prior to the Closing. All charges pursuant to any utility charges shall be determined as of the day prior to the Closing Date and paid by Martin. To the extent that the actual amounts of such charges, expenses, and income referred to in this Section are unavailable at the Closing Date, the closing statements shall be based upon estimated amounts, and a readjustment of these items shall be made within thirty (30) days after the Closing. In connection with the proration of real property ad valorem and personal property taxes, if actual tax figures for the year of Closing are not available at the Closing Date, an estimated proration of taxes shall be made using tax figures from the preceding year; however, when actual taxes for the year of Closing are available, a corrected proration of taxes shall be made. If such taxes for the year of Closing increase over those for the preceding year, Martin shall pay to Purchaser a pro-rata portion of such increase, computed to the Closing Date, and conversely, if such taxes for the year of Closing decrease from those of the preceding year, Purchaser shall pay to Martin a pro rata portion of such decrease, computed to the Closing Date, any such payment to be made within ten (10) days after notification by either party that such adjustment is necessary. Martin shall, on or before the Closing Date, furnish to Purchaser and the Title Company all information necessary to compute the prorations provided for in this Section. Except for the prorations between Purchaser and Martin as hereinabove provided, the payment of any and all assessments, special assessments, charges, levies, or taxes against the Real Property or Personal Property, shall be the sole responsibility of and shall be paid by Seller if due and payable prior to the Closing Date and shall be the sole responsibility of and shall be paid by Purchaser if due and payable on or after the Closing Date.

     (b) Purchaser and Martin shall each pay fifty percent (50%) of the following closing costs of the Real Property: (i) escrow fees with the Title Company, and (ii) other standard costs typically divided between a seller and purchaser of Real Property in Pennsylvania. Purchaser shall pay all costs of the surveys.

ARTICLE X
POST CLOSING MATTERS

     Section 10.1. Use of Corporate Box and Tickets. As long as the Promissory Note is outstanding, Purchaser will provide the Martin family rent-free use of Corporate Box 34 at the Facility (or equivalent box above Turn 4 at the Facility). In addition, as long as Parent or its affiliates are operating dirt track racing at the Facility, Purchaser will provide the Martin family with (i) a maximum of fifty (50) reserved seat tickets (with pit entry) for each World of Outlaw event at the Facility (which seat tickets will be located in front of the Box described in the preceding sentence); and (ii) World of Outlaws corporate passes to each of PMR and DMR.

     Section 10.2. Use of Offices. On or prior to January 1, 2005, Purchaser will vacate the current racetrack offices and garages located at 278 N. Pike Road (unless Purchaser and the Company and Martin reach agreement on a lease agreement for occupancy past such date). The Company and Martin will provide rent-free use of such premises to Purchaser until Purchaser vacates the same.

     Section 10.3. Licensing of Names. The Martin Group hereby grants to Purchaser a perpetual, irrevocable, royalty free, sublicensable and transferable right and license to utilize the names “Don Martin” and “Helen Martin” in connection with: (i) the marketing and promotion of activities at the Facility; (ii) the naming of events at the Facility; and/or (iii) the sale of memorabilia bearing their names and likenesses; provided, however, that Martin (or her designee) shall have approval rights of such use, which approval shall not be unreasonably withheld or delayed.

     Section 10.4. Appointment to Advisory Council. Parent is currently exploring the establishment of an Advisory Council to provide advice to Parent’s Board of Directors. In the event that Parent establishes such an Advisory Council, Parent will appoint DMR as a member to such Advisory Council. Each member of the Advisory Council will be granted an option to purchase 5,000 shares of common stock of Parent, at the fair market value of the Parent common stock at the time of grant, on initial appointment to the Advisory Council and upon re-appointment as a member of the Advisory Council, which option shall provide for cash-less exercise. Members of the Advisory Council shall serve at the discretion of the Board of Directors of Parent. The Board of Directors of Parent shall make appointments to the Advisory Council on an annual basis.

     Section 10.5. Liaison and Grand Marshall. As long as Parent or its affiliates are operating dirt track racing at the Facility, and as long as DMR elects to do so; DMR shall serve as: (i) Public Relations/Goodwill Liaison between track fans/participants, on the one hand, and Parent and its affiliates, on the other hand, at the Facility; and (ii) Grand Marshall of all “World of Outlaws” sanctioned events at the Facility, and for performing such services, DMR shall receive compensation as mutually agreed to by Purchaser and DMR.

     Section 10.6. Use of Certain Parts of the Facility. As long as the Promissory Note is outstanding, Purchaser shall continue to make available the ballfields located at the Facility for use by local athletic teams for games, practices and community events; provided, however, that proof of liability insurance is provided to Purchaser, in form and substance reasonably acceptable to Purchaser.

     Section 10.7. Further Instruments of Transfer. Following the Closing, at the request of Purchaser, the Company and the Martin Group shall deliver any further instruments of transfer and take all reasonable action as may be necessary or appropriate to (i) vest in Purchaser good and marketable title to Assets that are personal property and good and indefeasible title to Assets that are real property and (ii) transfer to Purchaser all licenses and permits necessary for the operation of the Assets.

     Section 10.8. Sales Taxes Applicable to Sales Prior to or On the Closing Date. The Company shall timely file all sales tax returns with respect to sales occurring in connection with the Company’s business prior to or on the Closing Date. The Company shall timely pay all sales taxes applicable to the sales reported on the tax returns referred to above. The Company shall be liable for and shall indemnify Purchaser against all sales, transfer, use, excise, registration or other taxes assessed or payable in connection with the transfer of the Assets from the Company to Purchaser. The Company and Purchaser shall sign, and otherwise shall cooperate in the preparation and filing with the appropriate governmental agencies of, any affidavits or other transfer documents that are required in connection with the transfer of vehicles or trailers that constitute part of the Assets.

     Section 10.9. Assignment of Contracts. In the event the Company is unable to obtain a Contract Assignment and Assumption Agreement with respect to any contract or agreement included in the Assets which requires approval from another party to any such contract or agreement (each, a “Nonassigned Agreement”), then such Nonassigned Agreement shall not be assigned by the Company to Purchaser; provided however, that Purchaser shall perform the Company’s obligations under the Nonassigned Agreement as if such agreement had been assumed by Purchaser, and the Company shall immediately forward any and all financial compensation or other gain it receives under such Nonassigned Agreement to Purchaser, as if such agreement had been assigned by the Company to Purchaser. The Company and the Martin Group agree to indemnify and hold Purchaser harmless from and against any and all obligations arising from each Nonassigned Agreement that arise prior to the Closing Date, and Purchaser agrees to indemnify and hold the Company and the Martin Group harmless from and against any and all obligations arising from each Nonassigned Agreement that arise on or after the Closing Date.

     Section 10.10. Use of Name. Following the Closing, the Company will either change its corporate name or dissolve.

ARTICLE XI
REMEDIES

     Section 11.1. Indemnification by the Company and the Martin Group. Subject to the terms and conditions of this Article, the Company and the Martin Group jointly and severally agree to indemnify, defend and hold Purchaser and its directors, officers, agents, attorneys and affiliates harmless from and against all losses, claims, obligations, demands, assessments, penalties, liabilities, costs, damages, attorneys’ fees and expenses (collectively, “Damages”), asserted against or incurred by such indemnitees by reason of or resulting from: (i) a breach of any representation, warranty or covenant of the Company or the Martin Group contained herein, in any exhibit, schedule, certificate or financial statement delivered hereunder, or in any agreement executed in connection with the transactions contemplated hereby (provided, however, that the aggregate amount of such Damages must exceed $25,000 (the “Threshold”) before any claims can be made against the Company and the Martin Group for Damagers under this Section 11.1); (ii) any failure to comply with all applicable bulk transfer laws; or (iii) any liability related to the Company or the Assets occurred and/or accrued prior to the Closing Date.

     Section 11.2. Indemnification by Purchaser. Subject to the terms and conditions of this Article, Purchaser hereby agrees to indemnify, defend and hold the Company and the Martin Group, and their respective directors, officers, agents, attorneys and affiliates, harmless from and against all Damages asserted against or incurred by any of such indemnitees by reason of or resulting from a breach by Purchaser of any representation, warranty or covenant of Purchaser contained herein or in any exhibit, schedule or certificate delivered hereunder, or in any agreement executed in connection with the transactions contemplated hereby.

     Section 11.3. Conditions of Indemnification. The respective obligations and liabilities of the Company, the Martin Group and Purchaser (the “indemnifying party”) to the other (the “party to be indemnified”) under Section 11.1 and Section 11.2 with respect to claims resulting from the assertion of liability by third parties shall be subject to the following terms and conditions:

     (a) Within 20 days (or such earlier time as might be required to avoid prejudicing the indemnifying party’s position) after receipt of notice of commencement of any action evidenced by service of process or other legal pleading, the party to be indemnified shall give the indemnifying party written notice thereof together with a copy of such claim, process or other legal pleading, and the indemnifying party shall have the right to undertake the defense thereof by representatives of its own choosing and at its own expense; provided that the party to be indemnified may participate in the defense with counsel of its own choice, the fees and expenses of which counsel shall be paid by the party to be indemnified unless (i) the indemnifying party has agreed to pay such fees and expenses, (ii) the indemnifying party has failed to assume the defense of such action or (iii) the named parties to any such action (including any impleaded parties) include both the indemnifying party and the party to be indemnified and the party to be indemnified has been advised by counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the indemnifying party (in which case, if the party to be indemnified informs the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action on behalf of the party to be indemnified, it being understood, however, that the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys at any time for the party to be indemnified, which firm shall be designated in writing by the party to be indemnified).

     (b) In the event that the indemnifying party, by the 30th day after receipt of notice of any such claim (or, if earlier, by the 10th day preceding the day on which an answer or other pleading must be served in order to prevent judgment by default in favor of the person asserting such claim), does not elect to defend against such claim, the party to be indemnified will (upon further notice to the indemnifying party) have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk of the indemnifying party and at the indemnifying party’s expense, subject to the right of the indemnifying party to assume the defense of such claims at any time prior to settlement, compromise or final determination thereof.

     (c) Notwithstanding the foregoing, the indemnifying party shall not settle any claim without the consent of the party to be indemnified unless such settlement involves only the payment of money and the claimant provides to the party to be indemnified a release from all liability in respect of such claim. If the settlement of the claim involves more than the payment of money, the indemnifying party shall not settle the claim without the prior consent of the party to be indemnified.

     (d) The party to be indemnified and the indemnifying party will each cooperate with all reasonable requests of the other.

     Section 11.4. Waiver. No waiver by any party of any default or breach by another party of any representation, warranty, covenant or condition contained in this Agreement, any exhibit or any document, instrument or certificate contemplated hereby shall be deemed to be a waiver of any subsequent default or breach by such party of the same or any other representation, warranty, covenant or condition. No act, delay, omission or course of dealing on the part of any party in exercising any right, power or remedy under this Agreement or at law or in equity shall operate as a waiver thereof or otherwise prejudice any of such party’s rights, powers and remedies. All remedies, whether at law or in equity, shall be cumulative and the election of any one or more shall not constitute a waiver of the right to pursue other available remedies.

     Section 11.5. Remedies Not Exclusive. The remedies provided in this Article shall not be exclusive of any other rights or remedies available to one party against the other, either at law or in equity.

     Section 11.6. Offset. Any and all amounts owing or to be paid by Purchaser to the Company or the Martin Group, hereunder or otherwise, which individually or in the aggregate exceed the Threshold, shall be subject to offset and reduction pro tanto by any amounts that may be owing at any time by the Company or the Martin Group to Purchaser in respect of any failure or breach of any representation, warranty or covenant of the Company or the Martin Group under or in connection with this Agreement or any other agreement with Purchaser or any transaction contemplated hereby or thereby, as reasonably determined by Purchaser. If Purchaser determines that such offset is appropriate, notice shall be given to the Company or the Martin Group (as the case may be) of such determination at least 10 days prior to the due date of the payment to be reduced. If the conditions upon which the reduction is based are cured by the Company or the Martin Group prior to such due date, the amount of such payment shall not be so reduced.

     Section 11.7. Costs, Expenses and Legal Fees. Whether or not the transactions contemplated hereby are consummated, each party hereto shall bear its own costs and expenses (including attorneys’ fees), except that each party hereto agrees to pay the costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the other parties in successfully (i) enforcing any of the terms of this Agreement or (ii) proving that another party breached any of the terms of this Agreement.

     Section 11.8. Specific Performance. Each party hereto acknowledge that a refusal by such party to consummate the transactions contemplated hereby will cause irreparable harm to the other parties hereto, for which there may be no adequate remedy at law and for which the ascertainment of damages would be difficult. Therefore, each party hereto shall be entitled, in addition to, and without having to prove the inadequacy of, other remedies at law, to specific performance of this Agreement, as well as injunctive relief (without being required to post bond or other security).

ARTICLE XII
TERMINATION

     Section 12.1. Termination. This Agreement may be terminated:

     (a) At any time prior to the Closing Date by mutual agreement of all parties.

     (b) At any time prior to the Closing Date by Purchaser if any representation or warranty of the Company or the Martin Group contained in this Agreement or in any certificate or other document executed and delivered by the Company or the Martin Group pursuant to this Agreement is or becomes untrue or breached in any material respect or if the Company or the Martin Group fail to comply in any material respect with any covenant contained herein, and any such misrepresentation, noncompliance or breach is not cured, waived or eliminated within twenty days.

     (c) At any time prior to the Closing Date by the Company or the Martin Group if any representation or warranty of Purchaser contained in this Agreement or in any certificate or other document executed and delivered by Purchaser pursuant to this Agreement is or becomes untrue or breached in any material respect or if Purchaser fails to comply in any material respect with any covenant contained herein, and any such misrepresentation, noncompliance or breach is not cured, waived or eliminated within twenty days.

     (d) At any time prior to the Closing Date by Purchaser if the conditions stated in Article VII have not been satisfied by November 30, 2004.

     (e) At any time prior to the Closing Date by the Company or the Martin Group if the conditions stated in Article VIII have not been satisfied by November 30, 2004.

In the event this Agreement is terminated pursuant to subparagraph (b), (c), (d) or (e) above, Purchaser, the Company and the Martin Group shall each be entitled to pursue, exercise and enforce any and all remedies, rights, powers and privileges available at law or in equity. In the event of a termination of this Agreement under the provisions of this Article, a party not then in material breach of this Agreement shall stand fully released and discharged of any and all obligations under this Agreement.

ARTICLE XIII
MISCELLANEOUS

     Section 13.1. Amendment. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by all the parties hereto.

     Section 13.2. Assignment. Neither this Agreement nor any right created hereby or in any agreement entered into in connection with the transactions contemplated hereby shall be assignable by any party hereto, except by Purchaser to an affiliate of Purchaser.

     Section 13.3. Parties In Interest; No Third Party Beneficiaries. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and assigns of the parties hereto. Neither this Agreement nor any other agreement contemplated hereby shall be deemed to confer upon any person not a party hereto or thereto any rights or remedies hereunder or thereunder.

     Section 13.4. Entire Agreement. This Agreement (including the Exhibits and Schedules attached hereto and the Disclosure Schedule of the Company and the Martin Group) and the agreements contemplated hereby constitute the entire agreement of the parties regarding the subject matter hereof, and supersede all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

     Section 13.5. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

     Section 13.6. Survival of Representations, Warranties and Covenants. The representations, warranties and covenants contained herein shall survive the Closing and all statements contained in any certificate, exhibit or other instrument delivered by or on behalf of Purchaser, the Company and the Martin Group pursuant to this Agreement shall be deemed to have been representations and warranties by Purchaser the Company and the Martin Group, as the case may be, and, notwithstanding any provision in this Agreement to the contrary, shall survive the Closing for a period of two (2) years, except for (i) representations and warranties with respect to any tax or tax-related matters or any ERISA matters, which shall survive the Closing until the running of any applicable statutes of limitation and (ii) indemnification provisions for the violation of any Environmental Law, which shall survive the Closing and shall continue indefinitely.

     Section 13.7. Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS (BUT NOT THE RULES GOVERNING CONFLICTS OF LAWS) OF THE COMMONWEALTH OF PENNSYLVANIA.

     Section 13.8. Captions. The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.

     Section 13.9. Confidentiality; Publicity and Disclosures. Each party shall keep this Agreement and its terms confidential, and shall make no press release or public disclosure, either written or oral, regarding the transactions contemplated by this Agreement without the prior knowledge and consent of the other parties hereto; provided that the foregoing shall not prohibit any disclosure (i) by press release, filing or otherwise that is required by federal securities laws or the rules of any stock exchange or market, (ii) to attorneys, accountants, investment bankers or other agents of the parties assisting the parties in connection with the transactions contemplated by this Agreement and (iii) by Purchaser in connection with obtaining financing for the transactions contemplated by this Agreement and conducting an examination of the operations and assets of Seller.

     Section 13.10. Notice. Any notice or communication hereunder or in any agreement entered into in connection with the transactions contemplated hereby must be in writing and given by depositing the same in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, or by delivering the same in person. Such notice shall be deemed received on the date on which it is hand-delivered or on the third business day following the date on which it is so mailed. For purposes of notice, the addresses of the parties shall be:

If to the Company, Martin DMR and PMR:	c/o Lernerville Speedway, Inc. 127 S. Pike Road Saver, Pennsylvania 16055 Attn: Helen Martin Facsimile: (724) 353-1782

With a copy to:	Robert B. Williams, Esq. Williams Coulson Suite 1500 Two Chatham Center Pittsburgh, Pennsylvania 15219 Facsimile: (412) 281-6622

     With a copy to:

If to Purchaser:	Boundless Racing, Inc. 2500 McGee Drive Norman, Oklahoma 73072 Attention: Chief Executive Officer Facsimile: (405) 360-5354

With a copy to:	Richard F. Dahlson, Esq. Jackson Walker L.L.P. 2435 N. Central Expressway, Suite 600 Richardson, Texas 75083 Facsimile: (972) 744-2990

Any party may change its address for notice by written notice given to the other parties in accordance with this Section.

     Section 13.11. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

     EXECUTED as of the date first above written.

BOUNDLESS RACING, INC.
By:	/s/ Paul Kruger
Paul Kruger, Chief Executive Officer

LERNERVILLE SPEEDWAY, INC.
By:	/s/ Helen W. Martin
Helen W. Martin, President

/s/ Helen W. Martin
Helen W. Martin

/s/ Donny Martin-Roenigk
Donny Martin-Roenigk

/s/ Patty Martin-Roenigk
Patty Martin-Roenigk

EXHIBIT A

DEFINITIONS

     “Assets” shall mean: (i) the Real Property owned by Martin (as identified in Exhibit A-1 attached hereto); and (ii) all of the business, properties and assets (real and personal, tangible and intangible) of the Company of every kind and wherever situated that are owned by the Company or in which it has any right or interest (including without limitation and to the extent owned, its business as a going concern, its goodwill, franchises and all right, title and interest in and to the use of its corporate name and any assumed names and any derivatives or combinations thereof; its trade-names, trademarks, trademark registrations and trademark applications, service marks, service mark registrations and service mark applications, copyrights, copyright registrations and copyright applications, patents, patent registrations and patent applications, processes, formulae, proprietary and technical information, software, know-how, permits, licenses, trade secrets, inventions and royalties (including all rights to sue for past infringement of any of the foregoing); its lands, leaseholds and other interests in land; its furniture, fixtures, tools, equipment, leasehold improvements, inventory of finished goods, work-in-process and raw materials, backlog, equipment and supplies; money on deposit with banks and others, all amounts on deposit with any person or entity (including, without limitation, amounts on deposits with any landlord), certificates of deposit, commercial paper, stocks, bonds and other investments; its rights under its insurance policies and warranties; its causes of action, judgments, claims and demands of whatever nature; its deferred charges, advance payments, prepaid items, claims for refunds, rights of offset and credits of all kinds; all credit balances of or inuring to Seller under any state unemployment compensation plan or fund; its rights under restrictive covenants and obligations of present and former officers and employees and of individuals and corporations; its rights under partnership or joint venture agreements or arrangements; its rights under all agreements assumed by Purchaser; and its files, papers and records relating to the aforesaid business, properties and assets) other than the Excluded Assets. The Assets will specifically include, but not be limited to, the assets described in Schedule 1.1(a) attached hereto.

     “Assumed Liabilities” shall mean those fixed and determinable liabilities of the Company listed in Schedule 1.1(b) attached hereto.

     “Closing” shall mean the closing of the transactions contemplated by this Agreement, which shall occur at 10:00 a.m., local time, on the Closing Date in the offices of Jackson Walker L.L.P., Suite 6000, 901 Main Street, Dallas, Texas 75202, or at such other time and place as shall be mutually agreed in writing by the parties hereto.

     “Closing Date” shall mean the date on which the Closing occurs.

     “Excluded Assets” shall mean the following assets and properties: (i) cash; (ii) accounts receivable; (iii) the consideration delivered to the Company and the Martin Group pursuant to this Agreement for the Assets sold, transferred, assigned, conveyed and delivered pursuant hereto; (iv) the Company’s and the Martin Group’s rights to enforce Purchaser’s representations, warranties and covenants hereunder and the obligations of Purchaser to pay, perform or

S1.1(B) - 1

discharge the liabilities of the Company assumed by Purchaser pursuant to this Agreement and all other rights, including rights of indemnification, of Seller under this Agreement or any instrument executed pursuant hereto; (v) the Company’s Articles of Incorporation, Bylaws, corporate seal, minute books, stock books and other corporate records having exclusively to do with the corporate organization and capitalization of the Company; and (vi) the Company’s books of account, but the Company agrees that Purchaser shall have the right at Purchaser’s request to inspect such books and make copies thereof; (vii) the Company’s rights to claims for refunds of taxes which cannot be assigned by law; (viii) shares of the capital stock of the Company.

     “Facility” shall mean the Martin Real Property, and the improvements and fixtures thereon (including, without limitation the racing facility known as the “Lernerville Speedway”), which Martin Real Property is described in Exhibit A-1 attached hereto.

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